Exhibit 23.4
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM
Board of Directors
Grubb & Ellis Apartment REIT, Inc.
We consent to the use of our reports, the first of which is dated August 16, 2006, with respect to the Schedule of Income and Direct Operating Expenses for the year ended December 31, 2005, for Walker Ranch Apartment Homes; the second of which is dated October 6, 2006, with respect to the Schedule of Income and Direct Operating Expenses for the year ended December 31, 2005, for Hidden Lake Apartments; the third of which is dated June 11, 2007, with respect to the Schedule of Income and Direct Operating Expenses for the year ended December 31, 2006, for The Park at Northgate Apartments; the fourth of which is dated June 27, 2007, with respect to the Schedule of Income and Direct Operating Expenses for the year ended December 31, 2006, for The Residences at Braemar Apartments; the fifth of which is dated May 14, 2007, with respect to the Schedule of Income and Direct Operating Expenses for the year ended December 31, 2006, for Towne Crossing Apartments; and the sixth of which is dated September 11, 2007, with respect to the Schedule of Income and Direct Operating Expenses for the year ended December 31, 2006, for Villas of El Dorado; all included herein. We further consent to the reference to our firm under the headings “Experts” in the prospectus.

/s/ L. P. Martin & Company, P.C. L. P. Martin & Company, P.C.
Richmond, Virginia

March 6, 2008